UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2008
SOUTHWEST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Oklahoma	000-23064	73-1136584
(State or other jurisdiction	(Commission file	(IRS Employer
of incorporation)	number)	Identification No)

608 South Main Street, Stillwater, Oklahoma (Address of Principal Executive Offices)	74074 (Zip Code)
Registrant’s telephone number, including area code: (405) 372-2230
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
Signatures

Item 8.01 Other Events.
Revised Operating Segment Disclosures
(unaudited)
Prior to 2008, Southwest Bancorp, Inc. reported four operating segments: Oklahoma Banking, Other States Banking, Secondary Market, and Other Operations. In the first quarter of 2008, Southwest changed its segment disclosures to report Texas Banking, Kansas Banking, and Other States Banking separately. The following disclosures present operating segment information for 2007 and 2006 using this expanded number of operating segments. It includes management’s discussion and analysis of segment financial condition and results of operations, and revised information originally presented in Note 21 to Southwest’s consolidated financial statements included in its 2007 Annual Report on 10-K. Comparable information for 2005 is not available. The increase in segments had no effect on consolidated financial condition or results.
REVISED OPERATING SEGMENT DISCLOSURE
Managements’ Discussion and Analysis of Financial Condition and Results of Operations

	FOR THE YEAR ENDED
CONTRIBUTION OF OPERATING SEGMENTS	DECEMBER 31,
(Dollars in thousands)	2007	2006

Oklahoma banking	$15,937	$13,669
Texas banking	6,550	4,787
Kansas banking	859	501
Other states banking	2,163	3,114
Secondary market	1,097	5,782
Other operations	(5,228)	(1,856)

Consolidated net income	$21,378	$25,997

Oklahoma banking	$876,086	$790,347
Texas banking	759,389	446,749
Kansas banking	282,847	190,982
Other states banking	227,235	174,648
Secondary market	66,275	188,464
Other operations	—	—

Consolidated total loans	$2,211,832	$1,791,190

Oklahoma banking	$883,156	$793,593
Texas banking	759,837	449,898
Kansas banking	294,927	192,020
Other states banking	230,109	177,650
Secondary market	71,843	201,131
Other operations	324,426	356,336

Consolidated total assets	$2,564,298	$2,170,628

Oklahoma banking	$1,278,954	$1,161,549
Texas banking	127,053	102,909
Kansas banking	120,754	57,694
Other states banking	—	—
Secondary market	1,346	763
Other operations	530,472	442,696

Consolidated total deposits	$2,058,579	$1,765,611

Information for the year ended December 31, 2005 is not available.
Southwest has six reportable operating segments: Oklahoma Banking operations; Texas Banking operations; Kansas Banking operations; Other States Banking operations; loans originated for sale in the secondary market (“Secondary Market”), and Other Operations. These business units were identified through the products and services that are offered within each unit and the geographic area they serve.
Capital is assigned and the credit allocated to each of the segments using Southwest’s risk based capital pricing methodology which assigns capital by asset, deposit, or revenue category based on Credit Risk, Interest Rate Risk, Market Risk, Operational Risk and Liquidity Risk.

In the first quarter of 2008, Southwest changed its segment disclosures to report Texas Banking, Kansas Banking and Other States banking separately. Portfolio loans are allocated based upon the state of the borrower, or the location of the real estate in the case of real estate loans. Loans included in “Other States Banking” ; segment are portfolio loans attributable to thirty-three states other than Oklahoma, Texas, or Kansas, and primarily consist of healthcare and commercial real estate credits. These other states loans are administered by offices in Oklahoma, Texas, or Kansas. The amounts for the years ended December 31, 2007 and 2006 have been revised using the same geographical locations.
The contribution of the Oklahoma Banking segment increased $2.3 million, or 17%, in 2007, primarily as a result of a decrease of $5.2 million in the provision for loan losses and an increase of $1.5 million in noninterest income, offset in part by decreased net interest income of $910,000, increased noninterest expenses of $1.1 million, and a $2.3 million increase in taxes.
The contribution of the Texas Banking segment increased by $1.8 million, or 37%, in 2007, primarily as a result of a $7.2 million increase in net interest income and an increase of $532,000 in noninterest income, offset in part by a $3.4 million increase in noninterest expenses, a $1.4 million increase in taxes, and a $1.2 million increase in the provision for loan loss.
The contribution of the Kansas Banking segment increased by $358,000, or 71%, in 2007, primarily as a result of a $2.1 million increase in net interest income, an increase of $435,000 in noninterest income, and a $252,000 decrease in the provision for loan loss, offset in part by a $2.3 million increase in noninterest expenses and an $140,000 increase in income taxes.
The Other States Banking segment contributed $2.2 million to net income in 2007, a reduction of $951,000, or 31%, from 2006. The reduction occurred primarily as a result of a $1.2 million increase in the provision for loan loss and a $485,000 increase in noninterest expenses, offset in part by a $417,000 decrease in income taxes and a $276,000 increase in net interest income.
At December 31, 2007, the Texas Banking segment accounted for $759.4 million in loans, the Kansas Banking segment accounted for $282.8 million in loans, and the Other States Banking segment accounted for $227.2 million in loans. In total, these segments accounted for $1.3 billion in loans, or 59% of total portfolio loans.
The growth in total portfolio loans from the Oklahoma, Texas, Kansas, and Other States Banking segments more than offset the decline in Secondary Market loans described below.
The Secondary Market segment contributed $1.1 million to net income in 2007, a reduction of $4.7 million, or 81%, from 2006. The reduction occurred primarily in net interest income, which decreased $7.8 million due primarily to the lower volumes of guaranteed student loans. This reduction, and a $276,000 decrease in other noninterest income, was partially offset by a $781,000 decrease in noninterest expense.
The Other Operations segment for 2007 includes the write-off of the $2.5 million cash receivable and the associated legal fees of approximately $785,000, and Stillwater National’s interest as a VISA issuing bank, of VISA USA litigation and settlement costs of $713,000. Also included in this segment are nonbank cash machine operations. Southwest reduced the number of operated machines to 6 as of December 31, 2007 from 90 as of December 31, 2006.

The Oklahoma Banking, Texas Banking, Kansas Banking, and the Other States Banking segments provide the majority of consolidated net interest income and net income, and by year-end 2007 accounted for approximately $2.2 billion, or 85%, of total assets.
The segment disclosures are based upon a number of assumptions and allocations of expense. Southwest allocates resources and evaluates performance of its segments after allocation of funds, indirect expenses, taxes, and capital costs. The funds management unit is included in the Other Operations segment. The value of funds provided and cost of funds borrowed from the funds management unit by the operating segments are internally priced at rates that approximate market rates for funds with similar duration.
Note: Operating Segments (Unaudited)
Southwest operates six principal segments: Oklahoma Banking, Texas Banking, Kansas Banking, Other States Banking, Secondary Market, and Other Operations. The Oklahoma Banking segment and the Texas Banking segment each consists of three operating units that provide lending and deposit services to customers in the states of Oklahoma and Texas, respectively. The Kansas Banking Segment consists of two operating units that provide lending and deposit services to customers in the state of Kansas. The Other States Banking segment provides lending to customers outside Oklahoma, Texas, and Kansas. The Secondary Market segment consists of two operating units: one that provides student lending services to post-secondary students in Oklahoma and several other states and the other that provides residential mortgage lending services to customers in Oklahoma, Texas, and Kansas. Southwest’s fund management unit is included in Other Operations. The primary purpose of this unit is to manage Southwest’s overall liquidity needs and interest rate risk. Each segment borrows funds from and provides funds to the funds management unit as needed to support their operations. The value of funds provided and cost of funds borrowed from the funds management unit by each segment are internally priced at rates that approximate market rates for funds with similar duration. The Other Operations segment also includes SNB Investor Services, corporate investments, consulting subsidiaries, and nonbank cash machine operations.
Southwest identifies reportable segments by type of service provided and geographic location. Operating results are adjusted for intercompany loan participations and borrowings, allocated service costs, and management fees.
The accounting policies of each reportable segment are the same as those of Southwest. Expenses for consolidated back-office operations are allocated to operating segments based on estimated uses of those services. General overhead expenses such as executive administration, accounting, and internal audit are allocated based on the direct expense and/or deposit and loan volumes of the operating segment. Income tax expense for the operating segments is calculated essentially at the statutory rate. The Other Operations segment records the tax expense or benefit necessary to reconcile to the consolidated financial statements.
Capital is assigned to each of the segments using a risk-based capital pricing methodology that assigns capital ratios by asset, deposit, or revenue category based on Credit Risk, Interest Rate Risk, Market Risk, Operational Risk, and Liquidity Risk. By including capital as a funding component, each operating segment’s performance is more accurately reported leaving fewer unallocated dollars in the fund management unit.
In the first quarter of 2008, Southwest changed its segment disclosures to report Texas, Kansas, and Other States separately. Portfolio loans are allocated based upon the state of the borrower, or the location of the real estate in the case of real estate loans. Loans included in “Other States Banking” segment are portfolio loans attributable to thirty-three states other than Oklahoma, Texas, or Kansas, and primarily consist of healthcare and commercial real estate credits. These other states loans are administered by offices in Oklahoma, Texas, or Kansas. The amounts for the years ended December 31, 2007 and 2006 have been revised using the same geographical locations.

The following table summarizes financial results by operating segment:

For the Year Ended December 31, 2007
	Oklahoma	Texas	Kansas	Other States	Secondary	Other	Total
(Dollars in thousands)	Banking	Banking	Banking	Banking	Market	Operations	Company

Net interest income (expense)	$48,103	$26,711	$10,209	$6,850	$1,738	$(1,131)	$92,480
Provision for loan losses	2,015	4,167	1,211	1,188	—	—	8,581
Noninterest income	9,505	1,616	181	119	3,403	1,726	16,550
Noninterest expenses	29,710	13,484	7,900	2,255	3,360	8,765	65,474

Income (loss) before taxes	25,883	10,676	1,279	3,526	1,781	(8,170)	34,975
Income tax expense (benefit)	9,946	4,126	420	1,363	684	(2,942)	13,597

Net income (loss)	$15,937	$6,550	$859	$2,163	$1,097	$(5,228)	$21,378

Fixed asset expenditures	$1,169	$728	$545	$—	$57	$788	$3,287
Total loans at period end	876,086	759,389	282,847	227,235	66,275	—	2,211,832
Total assets at period end	883,156	759,837	294,927	230,109	71,843	324,426	2,564,298
Total deposits at period end (1)	1,278,954	127,053	120,754	—	1,346	530,472	2,058,579

(1)	Brokered Deposits are included in the Oklahoma Banking Segment.

For the Year Ended December 31, 2006
	Oklahoma	Texas	Kansas	Other States	Secondary	Other	Total
(Dollars in thousands)	Banking	Banking	Banking	Banking	Market	Operations	Company

Net interest income	$49,013	$19,496	$8,109	$6,574	$9,555	$91	$92,838
Provision for loan losses	7,183	2,919	1,463	—	—	—	11,565
Noninterest income (expense)	8,035	1,084	(254)	90	3,679	4,142	16,776
Noninterest expenses	28,569	10,098	5,611	1,770	4,141	6,454	56,643

Income (loss) before taxes	21,296	7,563	781	4,894	9,093	(2,221)	41,406
Income tax expense (benefit)	7,627	2,776	280	1,780	3,311	(365)	15,409

Net income (loss)	$13,669	$4,787	$501	$3,114	$5,782	$(1,856)	$25,997

Fixed asset expenditures	$455	$425	$83	$—	$—	$1,952	$2,915
Total loans at period end	790,347	446,749	190,982	174,648	188,464	—	1,791,190
Total assets at period end	793,593	449,898	192,020	177,650	201,131	356,336	2,170,628
Total deposits at period end (1)	1,161,549	102,909	57,694	—	763	442,696	1,765,611

(1)	Brokered Deposits are included in the Oklahoma Banking Segment.
     Information for the year ended December 31, 2005 is not available.
Item 9.01 Financial Statements and Exhibits.
(a)	Financial statements of businesses acquired. Not applicable.

(b)	Pro forma financial information. Not applicable.

(c)	Shell company transactions. Not applicable.

(d)	Exhibits. Not applicable.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST BANCORP, INC.
By:	/s/ Rick Green
Rick Green
President and Chief Executive Officer

Dated: June 2, 2008